SpongeTech® Delivery Systems, Inc.
Announces Class Action Lawsuits,
Resignation of Deloitte & Touche LLP
and Files Lawsuit Against Cresta Capital Strategies, LLC.,

NEW YORK, NY - SpongeTech® Delivery Systems, Inc. (the “Company” or "SpongeTech") “The Smarter Sponge™” (SPNG) today announced that a lawsuit was filed on October 9, 2009 by The Rosen Law Firm, P.A., in the United States District Court for the Southern District of New York against SpongeTech, and its officers and directors, Michael L. Metter, Steven Moskowitz, Frank Lazauskas as well as RM Enterprises International, Inc. (an entity in which SpongeTech’s directors and officers hold direct and/or indirect ownership interests, and of which Mr. Moskowitz and Mr. Lazauskas serve as officers and/or directors), as a purported class action suit on behalf of all purchasers of SpongeTech stock between April 15, 2008 and October 5, 2009, alleging violations of the federal securities laws.

In addition, a second law firm announced that it has commenced a lawsuit in the United States District Court for the Southern District of New York on behalf of all purchasers of SpongeTech stock between April 15, 2008 and October 5, 2009, inclusive.  As of the date of this release, SpongeTech has not been served in this action and has not seen a copy of the complaint.

When and if SpongeTech is served in these actions it intends to carefully review the complaints in consultation with its counsel, and prepare an appropriate defense. SpongeTech and its directors and officers believe that the allegations set forth in the complaint filed by The Rosen Law Firm are meritless and intend to defend the action vigorously.

In addition, the Company today announced that Deloitte & Touche LLP ("Deloitte") has notified the Company that it would not act as SpongeTech’s independent registered public accounting firm for the Company’s fiscal year ending May 31, 2010.  Deloitte was scheduled to commence its review of the Company’s financial statements for the quarter ended August 31, 2009, immediately following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2009.

Furthermore, the Company has filed a lawsuit in the New York State Supreme Court, Suffolk County against Cresta Capital Strategies, LLC. (“Cresta”). The complaint alleges a breach of contract, conversion, unjust enrichment, breach of fiduciary duty and unlawful appropriation of funds. The Company is seeking compensatory damages in the amount of $2.75 million as well as punitive and exemplary damages.

In March 2009, Cresta was hired by the Company to serve as the exclusive investment banker to the Company in which Cresta was to provide advice and services concerning potential merger, acquisition and/or any business transactions.  Upon modification of the agreement with Cresta, in June 2009, the Company agreed to and did provide Cresta with a $1 million cash advance which was to be used against future fees as a result of any transactions under the agreement. Cresta did provide investment banking services to the Company on the acquisition of Dicon Technologies, LLC (“Dicon”) as well as introducing the Company to Getfugu, Inc. (“Getfugu”).  Cresta was paid in full all fees due with regards to its participation in the Dicon transaction.

In August 2009, the Company was introduced to Getfugu by Cresta, who was serving as investment banker for both the Company and Getfugu. At the advice of Cresta, the Company entered into a definitive agreement with Getfugu to invest $4 million into Getfugu’s mobile-based web search and e-commerce technology, and that the Company would be the first company to utilize Getfugu’s innovative mobile search platform. An aggregate of $1.75 million had been advanced to Getfugu, soon after Getfugu rescinded the transaction and to this date has not returned the monies to the Company.

In September 2009, Cresta terminated its agreement to serve as the investment banker for the Company, waiving and forfeiting any right to the $1 million cash advance for future fees.  The Company has made demand for the $1 million, but Cresta has failed to return any part of the cash advance to the Company.

The Company alleges that Cresta breached its fiduciary duty to the Company by assisting Getfugu in obtaining money from the Company and failing to conduct any reasonable due diligence on Getfugu or its officers and personnel and failing to provide the Company with any reasonable due diligence upon which to make its investment decision. The Company is seeking compensatory, punitive and exemplary damages.

About SpongeTech® Delivery Systems, Inc.

SpongeTech® Delivery Systems is a company which designs, produces, and markets unique lines of reusable cleaning products for Car Care, Child Care, Home Care and Pet Care usages. These sponge-like products utilize SpongeTech®'s proprietary, patent (and patent-pending) technologies and other technologies involving hydrophilic (liquid absorbing) foam, polyurethane matrices or other ingredients. The Company's sponge-like products are pre-loaded with specially formulated ingredients such as soap, conditioner and/or wax that are released when the sponge is soaked and applied to a surface with minimal pressure. SpongeTech® is currently exploring additional applications for its technology in the health, beauty, and medical markets. SpongeTech® Delivery Systems, Inc. intends to globally brand its products as The Smarter Sponge™ .

Safe Harbor Statement

Under The Private Securities Litigation Reform Act of 1995: The statements in this press release that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The results anticipated by any or all of these forward-looking statements may not occur. Additional risks and uncertainties are set forth in the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 2008 and the Company's Quarterly Report on Form 10-Q for the third fiscal quarter ended February 28, 2009. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.

Contact:
SpongeTech® Delivery Systems, Inc.
Investor Relations
info@spongetech.com
1-877-776-6438